UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2012

ADVANCED CELL TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 in this current report on Form 8-K is incorporated by reference into this Item 3.02. The Shares (as defined below) that Advanced Cell Technology, Inc. (the “Company”) has agreed to issue to Alpha Capital Anstalt (“Alpha Capital”) will be issued in reliance upon the exemption from registration set forth in Section 3(a)(10) of the Securities Act of 1933, as amended.

Item 8.01. Other Events.

On September 11, 2012, the Company entered into a settlement agreement (the “Settlement Agreement”) with Alpha Capital. The Settlement Agreement relates to the lawsuit between the parties in the United States District Court for the Southern District of New York, Case No. 11 CIV 6458 (PAC) regarding certain common stock purchase warrant(s), as amended, and convertible promissory notes issued by the Company to Alpha Capital.

Pursuant to the Settlement Agreement, and subject to Court approval, the Company agreed, in exchange for dismissal of the pending lawsuit with prejudice and a mutual release of all claims, to issue to Alpha Capital 34,285,714 shares of the Company’s common stock (the “Shares”) and pay $500,000 to Alpha Capital (the “Cash Consideration”).

Pursuant to the Settlement Agreement, the Company and Alpha Capital filed a joint application for a hearing to determine the fairness of the transactions contemplated by the Settlement Agreement. On September 13, 2012, the Court approved the Settlement Agreement, the issuance of the Shares and the Cash Consideration. Upon the issuance of the Shares and payment of the Cash Consideration, the releases will become effective and the action will be dismissed with prejudice.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Cell Technology, Inc.

Date: September 14, 2012	By:	/s/ Gary H. Rabin
Gary H. Rabin
Chief Financial Officer

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